As filed with the Securities and Exchange Commission on October 2, 2025

Registration No. 333-279463

Registration No. 333-271987

Registration No. 333-257477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-279463

Form S-8 Registration Statement No. 333-271987

Form S-8 Registration Statement No. 333-257477

UNDER

THE SECURITIES ACT OF 1933

NEUEHEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4991296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9250 NW 36th St Suite 420 Doral, FL	33178
(Address of Principal Executive Office)	(Zip Code)

NeueHealth, Inc. Second Amended and Restated 2021 Omnibus Incentive Plan

Bright Health Group, Inc. 2016 Stock Incentive Plan

(Full Title of the Plans)

Jeff Craig

General Counsel and Corporate Secretary

9250 NW 36th St Suite 420

Doral, FL 33178

(Name and address of agent for service)

(612) 238-1321

(Registrant’s Telephone Number, Including Area Code)

Copies to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Email: aazher@stblaw.com;

wbrentani@stblaw.com

Attention: Atif I. Azher; William B. Brentani

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of NeueHealth, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-8 (File No. 333-279463), filed with the SEC on May 16, 2024, pertaining to the registration of 2,275,000 shares of common stock of the Registrant, par value $0.0001 per share (the “Common Stock”) for delivery with respect to awards under the NeueHealth, Inc. Second Amended and Restated 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”).

2.	Registration Statement on Form S-8 (File No. 333-271987), filed with the SEC on May 17, 2023, pertaining to the registration of 156,622,359* shares of Common Stock for delivery with respect to awards under the 2021 Incentive Plan.

3.	Registration Statement on Form S-8 (File No. 333-257477), filed with the SEC on June 28, 2021, pertaining to the registration of (i) 42,000,000* shares of Common Stock for delivery with respect to awards under the 2021 Incentive Plan and (ii) 72,285,567* shares of Common Stock for delivery with respect to awards under the Bright Health Group, Inc. 2016 Stock Incentive Plan.

* The number of shares of Common Stock originally registered have not been adjusted to reflect the one-for-eighty (1-for-80) reverse stock split that became effective on May 19, 2023.

On October 2, 2025, pursuant to the Agreement and Plan of Merger, dated December 23, 2024, by and among the Registrant, NH Holdings 2025, Inc., a Delaware corporation (“Parent”), and NH Holdings Acquisition 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant is terminating all existing registration statements under the Securities Act of 1933, as amended, of the Registrant, including the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of a post-effective amendment, any and all securities of the Registrant registered for issuance under the Registration Statements that remain unissued as of the date of this Post-Effective Amendment. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doral, State of Florida, on October 2, 2025.

NEUEHEALTH, INC.

By:	/s/ Jeff Craig
Name:	Jeff Craig
Title:	General Counsel and Corporate Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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